EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MOTOROLA MOBILITY HOLDINGS, INC.

Motorola Mobility Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article 4 of the Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following after the last paragraph thereof:

Effective as of 6:00 p.m., Eastern time, on December 21, 2010 (the “Effective Time”), each one (1) share of the corporation’s Common Stock, par value $0.01 per share, issued and outstanding or held by the corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be subdivided and converted into a number of shares of the corporation’s Common Stock, par value $0.01 per share equal to the number of shares of common stock, par value $0.01 per share, of Motorola, Inc. issued and outstanding as of the close of business on December 21, 2010, divided by eight thousand (8,000).

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective as of such time as this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, Motorola Mobility Holdings, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 15th day of December, 2010.

Motorola Mobility Holdings, Inc.

By:	/s/ Carol Forsyte
Name:	Carol Forsyte
Title:	Corporate Vice President, Law